Execution Version

STOCK PURCHASE AGREEMENT

Stock Purchase Agreement dated as of October 18, 2013 (this “Agreement”), by and among WebMD Health Corp. (“WebMD”), and each of the entities listed on Schedule A hereto (collectively, the “Icahn Group”, and individually a “member” of the Icahn Group). The parties hereby agree as follows:

1.
Simultaneously with the execution and delivery of this Agreement, WebMD irrevocably purchases from the Icahn Group and the Icahn Group irrevocably sells to WebMD (subject to receipt of the payment provided herein) 5,527,433 shares of common stock, par value $0.01 per share (such shares being sold hereunder, the “Shares”), of WebMD free and clear of all Encumbrances at $32.08 per Share in cash for aggregate cash consideration of $177,320,050.64.  Such Shares shall be allocated among the individual Icahn Group sellers in accordance with Schedule 1.  WebMD and the Icahn Group shall cause such transaction to settle no later than October 21, 2013 (the “Settlement Date”).  The Icahn Group shall deliver such Shares as directed by WebMD (via DTC book entry transfer) immediately following confirmation of receipt of a wire transfer, to the account(s) set forth on Schedule B hereto, of the aggregate purchase price set forth above.

2.
Each party shall execute such other documents and take such other actions as are reasonably requested by another party hereto to carry out the provisions hereof and the transactions contemplated hereby. Each party acknowledges that the other parties are obligated to disclose and file a copy of this Agreement pursuant to U.S. securities laws and agrees that nothing in this Agreement shall restrict the parties’ ability to make such disclosures or filings.  All fees and expenses incurred by each party hereto in connection with the matters contemplated by this Agreement shall be borne by the party incurring such fee or expense.

3.
Each party is a sophisticated investor and has conducted its own investigation with respect to the Shares, acknowledges that the other parties may be in possession of material, nonpublic information regarding WebMD and agrees that no other party shall have any obligation to disclose such information to such party.

4.	Representations and Warranties of the Icahn Group. Each member of the Icahn Group, jointly and severally, hereby represents and warrants to WebMD that:

(a)
Each member of the Icahn Group has the full right, power and authority to enter into and perform its respective obligations under this Agreement.  All action on the part of each member of the Icahn Group necessary for the execution of this Agreement and the performance of each member of the Icahn Group’s obligations hereunder has been taken or will be taken prior to the Settlement Date.  This Agreement constitutes the valid and binding obligation of each member of the Icahn Group, enforceable against each member of the Icahn Group in accordance with its terms.

(b)
Each member of the Icahn Group has good, valid and marketable title to all of the Shares listed opposite its name on Schedule A, free and clear of any and all Encumbrances. The Icahn Group has the sole right to dispose or direct the disposition of the Shares. “Encumbrance” shall mean any security interest, claim, pledge, lien, charge, voting agreement, proxy, mortgage, conditional sale agreement, title retention agreement, option, adverse claim of ownership or use, any restriction on ownership, use, voting or transfer, or any other encumbrance of any kind, character or description whatsoever.  The Shares constitute 100% of the common stock of WebMD, par value $0.01 per share, beneficially owned by the Icahn Group and its affiliates.

(c)
No member of the Icahn Group is, as of the date hereof, and will not become, a party to any agreement, arrangement or understanding which could result in WebMD having any obligation or liability for any brokerage fees, commissions, underwriting discounts or other similar fees or expenses relating to the transactions contemplated by this Agreement.

(d)
No member of the Icahn Group has voted, agreed to vote or granted any proxy or entered into any other arrangement with respect to the Shares in connection with the 2013 annual meeting of stockholders of WebMD or any other meeting of the stockholders of WebMD after the date hereof.

5.	Representations and Warranties of WebMD. WebMD hereby represents and warrants to the Icahn Group as follows:

(a)
WebMD has the full right, power and authority to enter into and perform its obligations under this Agreement.  All action on the part of WebMD necessary for the execution of this Agreement and the performance of its obligations hereunder has been taken or will be taken prior to the Settlement Date.  This Agreement constitutes the valid and binding obligation of WebMD, enforceable against WebMD in accordance with its terms.

(b)
WebMD is not as of the date hereof, and will not become, a party to any agreement, arrangement or understanding which could result in the Icahn Group having any obligation or liability for any brokerage fees, commissions, underwriting discounts or other similar fees or expenses relating to the transactions contemplated by this Agreement.

6.
No member of the Icahn Group shall vote or grant any proxy or enter into any other arrangement with respect to, the Shares in connection with the 2013 annual meeting of stockholders of WebMD or any other meeting of the stockholders of WebMD after the date hereof.

7.
The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery or other federal or state courts of the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity. Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transaction contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each or the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief, and (e) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such parties’ principal place of business or as otherwise provided by applicable law. This Agreement shall be governed in all respects, including without limitation validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts executed and to be performed wholly within such state without giving effect to the choice of law principles of such state.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

WEBMD HEALTH CORP.

By:___________________________________
Name:
Title:

ICAHN PARTNERS MASTER FUND LP
ICAHN PARTNERS MASTER FUND II LP
ICAHN PARTNERS MASTER FUND III LP
ICAHN PARTNERS LP

By: ________________________
Name:   Keith Cozza
Title:    Chief Operating Officer

HIGH RIVER LIMITED PARTNERSHIP
By: Hopper Investments LLC, general partner
By: Barberry Corp., its sole member

By: ________________________
Name:   Keith Cozza
Title:    Secretary; Treasurer

SCHEDULE A

Icahn Group Member	Shares
Icahn Partners LP	1,725,488
Icahn Partners Master Fund LP	1,796,157
Icahn Partners Master Fund II LP	625,134
Icahn Partners Master Fund III LP	275,167
High River Limited Partnership	1,105,487

SCHEDULE B